Exhibit 99.2

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

October 29, 2008

11:00 a.m. EST

Operator:

Welcome to L-1 Identity Solutions third quarter 2008 financial results conference call. At this time, all participants have been placed in a listen-only mode, and the floor will be open for your questions following the presentation. If you would like to ask a question at that time, please press star one on your touch-tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.

If you should require Operator assistance, please press star zero. We ask that you please pick up your handset to allow optimal sound quality. It is now my pleasure to turn the floor over to Lisa Cradit.

Lisa Cradit:

Good morning and thank you for joining us for L-1 Identity Solutions 2008 third quarter and first nine months financial results conference call. Statements that representatives of L-1 Identity Solutions make during this call that are not historical facts are forward-looking statements made under the Safe Harbor Provision of Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current beliefs and assumptions and involve inherent risks and uncertainties. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward-looking expectations. Factors that may cause differences between forward-looking expectations and future actual results are fully described in the company’s SEC filings. The company expressly disclaims any obligation to revise or update any forward-looking statement.

Representatives of L-1 plan to use a number of defined financial terms during this afternoon’s call such as adjusted EBITDA, organic growth and unleveredfree cash flow and backlog. Please refer to the company’s earnings press release issued this morning for further definition and context on the use of these terms. With that, I will now turn the call over to Bob LaPenta. Bob.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Bob LaPenta:	Good morning, everyone. Thanks for participating in our 2008 third quarter conference call.

It’s been a very good third quarter for L-1. You read this morning that we were the winning bidder for a $250 million contract for DC JS in New York State. This is a very key win for us and gives us four or five key state enrollment programs for our IBT division. IBT is doing exceptionally well. You recall, we said this was going to be a company that we would grow north of 20 percent organically. We are developing a nationwide enrollment network. As we speak, we have over 600 sites. And as the release this morning noted, we’ll be adding another 75 in New York State with this contract.

Some people have asked how much revenue we’re included in our ’09 guidance with this contract. Very little. We want to see how it ramps up, what agencies, and how quickly they joint in. But we expect once it is running at full capacity it will generate over $50 million a year in profitable revenue for IBT. I’ll talk a little bit more about IBT later.

We finally got the Middle East contract that we have been expecting, really since the end of last year. Although it’s a $20 million win, this is really a watershed event for the Biometric group and our portable biometric solutions. This is going to be the first implementation of an end-to-end border management solution with our portable product. And we think it’s going to open up large opportunities for us in the Middle East, and in Israel, and Africa. So this is a very key win. We’ve got a team on the ground at the site. And we’re expecting a very favorable outcome on this program.

The Biometric group, in addition to that win, had a very good quarter booking wise. We booked the (HIIDE) Expansion Modules, about a $9 million order. We had hoped to ship some of those in the (third) quarter, but we’ll be shipping those in the fourth quarter. We made progress in booking our Day Worker Program. That’s an important program that we’ve been working on, again, since the end of last year, and it finally looks like it’s going to start moving forward and generating positive revenues and earnings for us going forward.

The Biometric group right now has probably the highest backlog they’ve ever had. And I would say their revenue stream and opportunities really are starting to look like we had hoped, generating good organic growth and good opportunities going forward.

We also were successful in getting our 4100 into the Jumpkits. That’s going to be a good opportunity for us. Prior to this, a competitor had their live scans in the Jumpkits, and it just shows we’re now able to bring products from other divisions together in forming an end-to-end solution.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Despite some very difficult hurdles namely with a competitor, and a very difficult financial environment, we were able to prevail in the acquisition of Digimarc. The acquisition is going exceedingly well. The synergies we were hoping to find, once we put these companies together, I think, are proving to be conservative. Bob Eckel and Leo Sullivan, the two heads of the divisions, are working extremely well together. We’re planning on moving into a single facility, the early part of next year. And we’re very, very excited about Digimarc and what it’s going to bring to the combined L-1.

We’re bidding on a lot of REAL ID opportunities. You know that in last year’s budget, $80 million was provided for. And in the ’09 budget, $100 million was put in there for REAL ID. We expect the agencies, the various motor vehicle agencies, to spend about 50 percent of that with contractors. And with us having a substantial part of the market, we’re very excited about being able to provide for those opportunities. So again we’re bidding a lot of opportunities in a lot of different States, and they are moving forward aggressively in implementing a lot of the REAL ID initiatives.

In the Intel group, we currently have outstanding over $300 million of bids. Spectal, in particular, we think is well positioned for two large opportunities that would generate over $200 million in revenue over the next three to four years. So we’re looking forward to a decision on those programs. We think it will be coming in the next three to four weeks.

Bioscrypt, the access company we acquired, I think, in August, Jim, we closed that?

Jim DePalma:	Yes, we closed in the middle of August.

Jim DePalma:	No, Bioscrypt was in the first quarter.

Bob LaPenta:

First quarter. They're doing very, very well. They’ve implemented all of the initiatives that we discussed prior to the acquisition. Their revenues are doing extremely well. They’re up over 50 percent. And they’re in the black.

We recently developed, and are starting to deliver, our new 3D face reader, which has got great reception in the market. We’re developing a new finger and card reader, which should be available in December sometime. And we’re developing a new outdoor unit that we think is going to be available, and we think it’s going to be a good product, for a TWIC opportunity.

All divisions have very strong backlog, and very strong year-over-year growth. You’ve seen in our release, that year-to-date, we have organic growth of over 20 percent. And we expect that organic growth of 20 percent through the year.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Just a little color on some of the divisions. Credentialing is doing very, very well. This is just a Viisage unit. We’re not incorporating Digimarc into these numbers yet. But last year, they did somewhere around $80 million. And this year, they’re going to do over $105 million. That’s almost – in fact, that is about 30 percent growth. IBT last year did about $55 million. This year, they’re going to do about $75 million. And without the program that we just mentioned, they’re going to do over $100 million next year.

Biometrics, we consider this to be a transition year for them. We’re developing a HIIDE 5.0. We got the Saudi contract late. We had expected to get it much earlier in the year, so we’re not going to be shipping a lot on that contract. Last year, they did about $132 million. We think they’re going to be about flat this year. But again, they’re got a record backlog and we think next year is going to be a very, very good year for them.

In the Intel group, the combined group last year on a pro forma basis, not included in our numbers, did about $170 million. This year they’re going to do north of $210, $215 million, again approximately 20 percent organic growth. And if we’re successful in a couple of the large programs that we talked about, their growth will be far in excess of 20 percent next year.

Bioscrypt, I mentioned, is doing very well. They’re in the black. We expect them to grow over 25 percent next year, the very, very strong order flow.

We had strong cash flow which in this environment, I think, is really a key metric for the health of an organization. Jim is going to take you through our debt, our cash flow, our covenants, but to summarize, we’re very, very comfortable with our cash flow, our EBITDA, and our ability to pay down the term debt.

So the main disappointments for the quarter, needless to say, is the performance of our stock. We’re down over the last month over 55 percent. And, I think, there’s three reasons for that. And, I think, we’ll address each of them a little bit here.

Number one, I think, the financial community meltdown is probably the primary cause. Hedge funds are liquidating. Money markets are liquidating. They’re basically throwing everything over the side.

I think with our convert trading at a ridiculous 48 cents on the dollar, a lot of hedge funds are unwinding their positions and it is putting additional pressure on the stock by them shorting and trying to get out of the convert. That, I believe, creates an opportunity for us and we’re going to be looking at possibly taking advantage of that over the next month or so. And you’ll hear more on that in the next few days.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

The other reason is they said we’ve got debt, and it’s going to hinder our growth and acquisition program. I think you’ve heard over the past year or so that our goal is to build about a billion-dollar company by 2010. With next year’s guidance of around $740 to $760 million, 20 percent organic growth, that puts us right on track to do that. So if you extend that just with 20 percent organic growth into 2010 without any acquisition, we’re running at about $900 million. So really, we need one more acquisition to achieve that billion-dollar goal in 2010. And with the opportunities we’re looking at and the opportunities that, I think, are going to come up in the next three to six months, we’re very, very confident that we’re going to be able to achieve that billion-dollar revenue goal and $150 million, north of $150 million, in EBITDA going forward.

I think the other reason is there’s been talk about our debt relative to our size and our ability to meet those commitments. Jim is going to take you through that in detail but again, needless to say, we’re very comfortable. We’re well within our covenants on the bank debt and I can’t foresee a scenario where that could be an issue for us.

One of the negative results of our stock prices is that it is one of the measures used in evaluating the amount of your intangibles, and goodwill on your balance sheet. We’re going to be looking at that over the next month or two. And you know we may take this opportunity with our stock selling here at $6- $7 to really take a critical look at those numbers.

Guidance for next year, again, as indicated in our release, we expect revenue of $740 to $760 million. We think this is very conservative. There’s very, very little book and ship in these numbers. We expect $110 to $120 million of EBITDA and $75 to $85 million in leveraged cash flow. We’re very confident of being able to achieve those revenue numbers, because right now we have over $1 billion in backlog. And I don’t have the exact number, but I would venture to guess that over 85 or 90 percent of next year’s revenues are going to come out of programs that are already in that backlog.

So with that overview, I’ll turn it over to Jim to give some more color on the numbers, and then we’ll open it up for Q&A.

Jim DePalma:

Thank you, Bob. The press release provides a good summary regarding our operating results for the third quarter, so I will highlight some key points about the quarter, the balance sheet, and capitalization.

Reported results for the third quarter include all of our operating units from previously provided guidance for the full quarter, and the Digimarc ID business for a partial period. Whereas, the third quarter of 2007 does not include Bioscrypt or Digimarc and includes ACI and McClendon for partial

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

periods. As you recall, we acquired ACI and McClendon in the middle of third quarter of last year.

As Bob noted, we continue to meet our financial commitments and build strong momentum across all key areas. Year-to-date organic growth of approximately 20 percent, strong EBITDA and free cash flow generation. A large and growing backlog in excess of $1 billion, which does not include the New York State contract. One billion providing us with stability and predictability, strong liquidity with $25 million in cash and $135 million of capacity on our revolver, which is committed by a strong group of banks. And they are standing behind us.

On a reported basis, revenue was $155 million for the third quarter, compared to $116 million for the same quarter last year, or an increase of 34 percent driven primarily by our strength in identity solutions and service segments. Excluding the impact of the Digimarc acquisition, the company generated approximately $140 million in revenues.

Our identity solution segment comprised over 54 percent of the total reported revenue or $83 million representing approximately 30 percent growth on a year-over-year basis. While our identity service segment comprised the remaining $72 million of reported revenues. We expect this trend to continue and for our solutions to comprise a larger portion of revenues, with the addition of recent acquisitions in growth and end-to-end solutions.

While same store growth was approximately 10 percent for the quarter, most of our divisions experienced growth in excess of 20 percent, with the exception of Biometrics, which had a difficult comparison, as they shipped a significant order representing over $14 million in the 2007 third quarter.

Credentialing was up $14 million, or 64 percent, on federal program growth. Enrollment Services that Bob talked about the growth there, up $6 million, or 32 percent, on the addition of new state agencies. And our Government Security Solutions up $14 million, or 36 percent, on new contract wins.

Our reported gross margin for the quarter was 31 percent compared to 33 percent in the prior year due to the aforementioned large order in the prior year’s quarter, while our cash margins remain in the 38 to 39 percent range. And we continue to target 40 percent gross cash margins in the near future.

Operating expenses as a percentage of sales decreased to 26 percent from 27 percent. Excluding non-cash items, operating expenses as a percentage of revenue approximated 23 percent down from 24 percent in the prior year, reflecting our operating leverage and continued focus on managing our costs, while continuing to strengthen our global marketing resources. As a result, EBITDA, excluding severance related cost for the quarter, was approximately

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

$25 million, or over 16 percent of revenues, compared to $19 million in 2007, or an increase of 32 percent.

Excluding the impact of the Digimarc acquisition, EBITDA for the quarter represented approximately $21 to $22 million. We continue to expect EBITDA margins to approximate the 16 to 17 percent level, but strive to attain 20 percent EBITDA.

Other items of note, interest expense for the quarter was $6.1 million related to our convertible notes, and borrowings under our new credit facility. And there was approximately $1.7 million of amortization of financing fees. Our borrowing rate approximates 7.5 percent on our term loan. Our cash taxes remain small and do not anticipate to pay to be a federal tax payer until 2012. Weighted average shares outstanding was approximately $80 million – excuse me – compared to 21.3 million in the third quarter in 2007. The increase reflects the shares issued in connection with Bioscrypt and Digimarc transactions.

Bob LaPenta:	21.3 million, that can’t be.

Jim DePalma:

No, 71.3 million. We anticipate that our diluted shares outstanding will be in the 83 to 85 million shares range. Balance sheet and cash flow, increase in accounts receivable of $23 million compared to December 31, was due to the significant increase in sales, and inclusion of Digimarc and Bioscrypt. Our accounts receivable days outstanding is at 63 days, reflecting our focus on maximizing working capital and cash flow. We continue to target 60 to 63 days for the fourth quarter of 2009. And as we have indicated on all of those calls, we are obsessed with collecting receivables.

Inventory increased approximately $15 million to do the planned increases to fulfill existing and upcoming orders to our DoD customer, and our Biometrics group, and state and federal Credentialing Solutions. And approximately $6 million is due to the inclusion of Digimarc at the end of the quarter.

Goodwill and intangible assets increased $256 million and relates to Bioscrypt and Digimarc acquisitions. As Bob noted, we will be assessing our carrying value of goodwill and intangibles as part of our year end review and will include the current price of our stock as an element in this assessment. Total debt increased by approximately $211 million due to our new term loan which was put in place in connection with our acquisition of the Digimarc ID business.

Net debt at the end of the quarter was $445 million, with bank debt compromising $295 of the balance. At the end of the third quarter, we remain in the strong leverage position relative to our EBITDA and cash flow. We had EBITDA for the last 12 months of approximately $105 million and a

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

leverage ratio of 2.8 versus a requirement of 3.25. So what our bank requires is that we be under 3.25 using pro forma EBITDA against our borrowing under the term loan. It does not include the convertible debt.

As Bob noted by the end of 2009, we expect net debt, excluding our convertible notes, to be $200 million or 1.7x; well within our covenants and on track to meeting our commitment to pay down our debt in less than three years.

Unlevered free cash flow for the quarter was approximately $21 million, and approximately $35 million (or $36 million excluding severance costs) for the first nine months. Our continued focus on receivables and the liquidation of existing inventories are expected to positively impact our fourth quarter cash flow. Our outlook for unlevered cash flow for the year remains at a solid $60 million. As Bob noted, backlog grew from $750 million at year -end to over one billion dollars at the end of the third quarter, reflecting strong follow-on bookings in our Credentialing and Intelligence Service businesses, and book to build continues to outpace revenues as we expect over 85 percent of our following year preliminary estimates to be derived from our backlog, providing significant visibility and stability.

The only other point I’ll make on the debt, the other covenant is that we have to be above 2.25:1 on our interest coverage. And through the third quarter, our coverage is almost six, 6:1. So we’re well within and we don’t believe there’s an issue here with covenants. And given the fact that we have $25 million in cash and capacity of $135 million, we were quite comfortable.

That concludes my overview and back to you, Bob.

Bob LaPenta:	OK. Thanks, Jim. With that I think we’ll open it up for questions.

Operator:

Thank you. At this time, if you have a question or a comment, please press star one on your touch-tone phone. We ask that you be prudent with the number of questions posed to enable others to participate. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. If you have additional questions, we ask that you please re-enter the queue. Again, we do ask that while you pose your question, that you pick up your handset to provide optimal sound quality. Thank you. Our first question is coming from Brian Gesuale with Raymond James.

Brian Gesuale:

I wanted to dig into guidance a little bit, Bob, particularly in the fourth quarter. It looks like you’re guiding somewhat of a sequentially flat quarter even though it appears that bookings have been very strong and you do pick up an extra month or month-and-a-half of Digimarc. Can you maybe take us through some of the things that drive that figure, please?

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Bob LaPenta:

Yes. I think, as I noted you know we’re taking this opportunity to be conservative and very constructive. The Biometric Group is coming into the quarter with a very robust backlog. There is some seasonality in the numbers. The Intelligence Group experiences less bookings in the months of November and December because of holidays. They’re basically a bill -by -the -hour type businesses and so there’s an impact in November and December in the Intelligence Group.

We also experienced a little bit of an impact at IBT because of the hurricanes. Some of our big sites in Texas were impacted by the hurricanes. And also a new super site that we opened up in Houston for the TWIC program had been impacted also. So you know we’re forecasting maybe a slower ramp up than actually may be experienced.

We also are being conservative in the amount of shipments we’re going to make at out of Biometrics. You know if we’re successful in booking, in shipping, (HIIDE) Expansion Modules. And if we’re successful in booking an order that we believe is imminent for Afghan HIIDEs, we may be able to exceed that number, but again we didn’t include it, we want to be conservative.

So really you know we think it’s a conservative number. We put relatively flat sales in there for Digimarc. We’re continuing to be careful there until we firmly get those divisions together, but I’ve got to tell you I’m excited. And I think you know our preliminary estimate of the $10 million of synergies that we expected by this combination is going to be exceeded.

Brian Gesuale:

Terrific. That’s helpful. Maybe just a follow up question on some of the key programs. Could you give us an update on two, in particular, and any others you feel. But HAZPRINT and maybe you know on the product side talk a little bit about HIIDE and how much visibility and growth you’ve kind of put into that 2009 number?

Bob LaPenta:

HAZPRINT as you may know is currently in recompete. We teamed with Lockheed Martin. We think we have a very strong team there. The customer is elated with our prior performance. We think we have a very strong bid, and we expect to hear in the next week or two that we’ve been selected to continue on that program for at least the next five years.

The bookings have been robust on that program. And again, our performance has been great. We’re excited about HIIDE. Some of you may have heard some noise about a competitor’s device. I could tell you it’s like comparing you know a Mercedes to a Hyundai or a Chevy, I don’t know which. But our device -- much more capability. And really the devices are used for two different purposes.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

This program in the Middle East is going to create big opportunities for us. We’ve included zero for those opportunities next year. There’s also going to be an opportunity for Afghanistan when we begin to funnel troops into there and we have included zero for that opportunity. Our development of HIIDE 5.0 is going to be a totally different device. Capabilities are going to include, and I don’t want to go into a lot of detail because – for competitive reasons. But we expect the customer – you know you may recall there was a $24 million basic ordering agreement initiated on that program. So far the customer has only exercised about $9 or $10 million. So we think part of the remaining funding there will be to get production on the HIIDE 5.0s, many of which will go, I think, to replace the HIIDEs that are all ready in the field which are performing very, very well.

So we’re you know for next year, what we said, look our stock is at $6. We’re trading at eight times cash flow. For a company that’s growing north of 20 percent organically, you know whatever. So we take this opportunity to take most of our book and ship out. And I’d be very disappointed if we didn’t exceed those numbers, but those are our numbers right now.

Brian Gesuale:	Great. Thanks. That’s very helpful. I appreciate you taking my questions.

Operator:	Our next question is from Paul Coster with JP Morgan.

Paul Coster:

Thanks, good morning. Maybe looking out to ’09 guidance, perhaps you could just give us a little bit of color around the backlog. What of the ’09 backlog is actually funded? And perhaps you could break it down by enterprise state/local versus federal.

Bob LaPenta:	OK. I don’t know whether I have a state and local.

Jim DePalma:	We have a breakdown.

Bob LaPenta:	For ‘09?

Jim DePalma:	Yes.

Bob LaPenta:

Why don’t you give them some color on that overall and then I’ll talk about some of the divisions. All right, while he’s looking for that, let me just go through it. Again, we mentioned that our backlog, without the contract we announced today of $250 million., our backlog is over a billion dollars. And the way we calculate our backlog is we put in funded orders and with respect to state and local governments, we put in the extensions where you know 95 percent of the time those contracts are extended.

As you saw recently in, I think, what was it Mississippi, we had three extensions for about $40 million. So there’s very little risk of that backlog not

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

being achieved. And, I think, as Jim and I mentioned earlier, at least 85 percent of next year’s sales are coming out of that backlog. And to give you a sense of where that is, IBT you know without winning another program, ex continuing on the HAZPRINT program, is virtually assured to have 20 percent organic growth with the new states that they one this year and with very little revenue coming out of the New York State contract. And again, that was really a key win for us.

We think the Credentialing division with just the contracts that we have, the states that we have, and almost no funding for REAL ID, and again, I think that represents an opportunity north of $60 to $70 million for us, those two divisions combined next year we expect to do over $250 million and generate north of $65 million of EBITDA. And I would be – I would not be surprised and I’d actually be a little disappointed if they don’t achieve those EBITDA numbers.

The Intel group, really with contracts that have, there are no large re-competes that are coming due. I mentioned Spectal, that large program we won last year. They’re performing exceedingly well. On ACI winning key programs, and really we think ACI is going to be a big winner for us, particularly as the government focuses more on cyber security and the secure transmission of data.

We’re working on a very, very black program with a large prime that will bring biometrics into that world. And ACI is leading that effort. And we’re very, very excited about that opportunity. The Biometric group, the guidance for next year basically says they’re going to grow maybe 10 or 15 percent. And, again, I would really be disappointed if that happened. But, again, with our stock here at $7 and you know listen I can always – I’m always willing to learn. You’re never to old to learn. But how a company growing at 20 percent with very strong cash flow should be trading at seven or eight times cash flow, I’m willing to listen to rationale for that.

Paul Coster:

But, I guess, the answer to that might be 20 percent growth in the face of what looks like a really tough year from a budget perspective, state and local in particular, and signs that federal government is going to start paring back on maybe some of the contract resources. I mean you know those are the obvious counter arguments. It sounds like you’re not seeing anything to substantiate those arguments at the moment.

I mean, nonetheless, address those if you don’t mind.

Jim DePalma:

Paul, and this I think this relates to your question about backlog. You know, Credentialing we have $500 million of backlog, Biometric $50 million of backlog, IBT $200 million of backlog, and in the Intel Services business, $250 million of backlog. That’s a billion dollars and I think it will increase in the fourth quarter.

 L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Bob LaPenta:

Yes. And Paul, again, to address your questions or points, the backlog we have, and the programs we have, really are not susceptible to budget cutbacks. In the Credentialing group, people are going to get driver’s licenses. Now, maybe with the economic environment, people will forego getting a driver’s license. I don't think that’s the case. But you know those are things that have to happen. HAZPRINT are committed programs. You know they’re not going to eliminate the requirement for truck drivers to get a special credential.

The Passport Card is a funded program. They’re not going to rescind the requirement for people crossing the borders to have an identification card. The Intel group, I think, both candidates, McCain and Obama and Obama in particular, are talking about the requirement for increasing intel spending in identity solutions and border security.

So you know we could throw all kinds of things against the wall looking to paint a picture as dark as we can. And, I think, in this environment that is not an unwise thing to do. But I could tell you this, we will do 20 percent organic growth next year. And you may say REAL ID may not happen, well it may not. But we’ve put almost no revenue in next year’s forecast for REAL ID. I mean if the Credentialing group does $250 million next year, that includes maybe $10 million for REAL ID and we already have bids outstanding for like $30 or $40 million.

So I can only tell you what I’m seeing from my end. I think I’m close to the businesses. I’m close to the facts. And all I ask from the financial community is, you know you, talk to us. Give us an opportunity to give us – you know give you our side of the story.

Paul Coster:

Right. Well said, Bob, and forcefully said. The last question I’ve got is on gross margins. I think in your prepared remarks you talked of targeting 40 percent cash gross margins. And yet you sort of bought your way into what I think is probably a low gross margin service business, and services are increasing as a percentage of revenue. Can you just recognize those two and explain a little bit better how you’re going to get the margins up there?

Jim DePalma:	Again, if you look at the credentialing business which is now a significant part of our business, it’s close to 50 percent cash gross margins. Biometric business is 50 percent gross profit margins.

The Intelligence services businesses are around 35 percent gross profit margins.

Bob LaPenta:	Talk about credentialing and depreciation.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Jim DePalma:	Right. So we have a large amounts of amortization and depreciation. So I would be quite frankly disappointed next year, if we didn’t exceed 40 percent, but I’m targeting 40 percent cash.

Paul Coster:	Got it. Thank you.

Operator:	Our next question is from Brian Ruttenbur with Morgan Keegan.

Brian Ruttenbur:

Yes, thank you very much. Can you, first of all, talk about the Digimarc contribution in the fourth quarter? You said it’s roughly $15 million in the third quarter. How much do you anticipate in the fourth quarter?

Bob LaPenta:

We put about $24 to $25 million in there, and again, zero REAL ID. And we have proposals out there that if they come in early enough, we’d be able to generate some revenue out of that. But right now, we’re assuming zero.

Brian Ruttenbur:	OK. And in ’09, how much contribution is from Digimarc - $100, $140?

Bob LaPenta:	No. About – we put in about $120 to $125 million.

Brian Ruttenbur:

OK. And you also – thank you. You also talked about potentially doing something on the convert, does that mean, somehow, you buying that convert back at 50 cents on the dollar? Or what are you talking about?

Bob LaPenta:	We really don’t want to comment on that. We think our convert being at 48 cents on the dollar may present an opportunity.

Brian Ruttenbur:	OK. Your breakdown of debt, as I understand it is $295 million of bank debt at seven-and-a-half percent and the rest is the convert, is that right?

Bob LaPenta:	That’s correct, yes.

Brian Ruttenbur:	OK. And what is the interest rate on the convert?

Bob LaPenta:	3.75.

Brian Ruttenbur:	3.75. Great. And the banks that you have that have that additional line out to you of the $130+ million, what kind of rate would they be charging you if you drew that down at current levels?

Jim DePalma:	It’s about 7.25 percent.

Bob LaPenta:	Yes. And relative to that bank debt you know when we – and we have a group of very strong banks, the demand in a very difficult environment for that $300 million term loan was...

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Jim DePalma:	Two billion. (Bank bids for the $300 million term)

Bob LaPenta:	Two billion dollars. So the banks have a lot of confidence in us and our ability to generate cash flow and pay this down quickly.

Brian Ruttenbur:	Great. Thank you very much.

Operator:	Our next question is from Jeremy Grant with Sanford Group.

Jeremy Grant:	Hey, good morning, guys.

Bob LaPenta:	Hi, Jeremy.

Jeremy Grant:

I just wanted to talk a little bit about what’s been going on with REAL ID. I know the grant money was officially released by DHS over the summer. Is it safe to assume that while the money has sort of gone to the states, the states haven’t actually started to start spending it on you?

Bob LaPenta:

That is accurate. What they’re doing is they’re getting their act together. As I noted, we are responding to, I’d say right now we probably have seven or eight REAL ID responses in. The money has to be actually dropped to the states before they award a contract and we understand that that’s in the process of happening right now.

Jeremy Grant:	OK.

Bob LaPenta:

And another opportunity while you’re talking about REAL ID, Jeremy, another opportunity that we’re excited about there is the hub. Now, you know that that hub Mississippi is taking responsibility for, that’s one of our states. And we have been talking to them about the possibility of running that network for them which would be a great opportunity for us, and I think it would be a great opportunity for the states.

Jeremy Grant:	Mississippi or Missouri.

Jim DePalma:	Mississippi.

Bob LaPenta:	Mississippi. Missouri originally had it, but they backed out and it was given to Mississippi.

Jeremy Grant:

OK. And could you also talk a bit about some of the drivers on the Biometrics side. You know with business down, what is aside, I think, from some of the seasonal HIIDE orders, what are you seeing sort of in some of the core Identix shipments with live scans and what not.

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Bob LaPenta:

Yes. We’re seeing good demand in some of our criminal and state markets. In the military sector, I mentioned Day Worker, which we believe after seven or eight months is finally going to start moving forward.

The DoD ABIS is a program that’s performing very, very well. And there are a number of international opportunities incorporating biometrics that, again, we haven’t included in our forecast. But we’re reasonably confident that we’re going to win one or two of these large opportunities. But, again, they’re going to go into next year. You know their normal run rate , just in over -the- transom live scans in the new palm device, that’s gotten real good market reception. We – just kind over -the-transom type stuff -- service, warranty, replacement products, booking stations, that kind of stuff -- is about $50 million for what was the old Identix.

Then the part of Identix which was the Enrollment business, and you know that’s probably doing somewhere around $35 million right now. So you know without any HIIDE, without any new business, without anything, the traditional Identix business is probably somewhere around $80 million and very profitable. Maybe 20 percent EBITDA on that.

Jeremy Grant:

I wondered if you could talk a little bit on the services side, particularly in the Intel space about what sort of, I guess, easy or hard time you’re having finding cleared people to expand. You know it seems around the beltway you talk to every company and they talk about all of the positions that they have if they could only hire somebody with the clearance to fill them, they could be billing a lot more. And you know separately D&I is trying to close the revolving door a little bit. How is that impacting you guys of terms of recruiting?

Bob LaPenta:	Well, I think that’s an accurate statement. And it’s very, very difficult to recruit the type of cleared people that we require to perform on these programs.

Having said that, I think, the combination of McClendon, who’s doing a great job - we expect good organic growth from them next year - particularly with their expertise in imaging which is getting a lot of attention particularly with UAV type opportunities where McClendon’s expertise is designing and building mobile ground stations and imaging networks. We’re seeing a lot of opportunities for McClendon and doing a great job.

But our companies have the, I guess, advantage of being small, agile - people want to work for us. Now, I think, being small we can offer benefits that some of the larger companies can’t. I don’t want to go into a lot of detail, but you know we have job fairs, kind of cocktail party type events every couple of weeks, and we get a lot of resumes from people that want to work for us.

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Now, that’s – I’m not saying that it’s easier for us to hire those people. In fact, at ACI, they have over 30 unfilled positions which would generate $6 - $7 million a year revenue. So you know it’s difficult but, again, I think we have an advantage of some of the larger primes.

Jeremy Grant:

OK. And then one other question I wanted to have on your debt, Brian you know asked you to break down the bank debt versus the convertible. There’s a provision that jumped out, I guess, reviewing some of the financing filings on Digimarc, which is that you have to pay back five percent of the Principal of the back debt every quarter, did I read that right?

Jim DePalma:

Yes. It’s – yes, five percent , the first payment will be at the end of the year which is $3,750,000. So five percent for the first year, and then 10 percent in 2010. So there is an amortization over the next five years.

Bob LaPenta:

Yes, what we would look to do here, Jeremy is to pay that down as quickly as possible. And you know when things start to loosen up in the financial community, to actually renegotiate, restructure that. So we’re going to look to be very aggressive at paying that down.

Jeremy Grant:	OK. Thanks. I’ll drop back in the queue.

Operator:	Our next question is from Jeff Kessler with Imperial Capital.

Jeff Kessler:

Thank you. And thank you for letting me on the call. I guess I have to get used to my new position here. A couple of questions on your gross margin. I know you’ve gone into that mix a bit, but for next year you’re talking about a new HIIDE coming out, and you’re going up against an old order from last year that brought in a lot of products and higher gross margin, is there going to be a period of time in 2009 when we may see gross margins peak up for a quarter or two if indeed the new version of HIIDE is shipped, you know heavily, let’s say in the second or third quarter?

Bob LaPenta:

I think the answer to that question is yes. I think you know 31 percent is not a number we target. I think as the Biometric group starts to gain traction, and starts shipping some of the backlog and gaining some of the programs, we’re talking about that number is going to go north.

But, again, I think, the important thing to focus on and really what I focus on is not EPS, and not really reported gross margins per se, but it’s the cash gross margin. Because there’s so much (intangible) amortization you know non-cash stuff blowing through these numbers that they really become meaningless. And you know as we noted this stock price is one of the elements you use in evaluating the amount of (good will) intangibles. I would love to get rid of some of those (amortizable) intangibles because they’re meaningless and I think they cloud the numbers.

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Jeff Kessler:

OK. Another question is regarding the – regardless of where you're balance sheet is at, it appears that the price of getting acquisitions the multiples in the ID world have not come down that much. And it does present somewhat of a problem in trying to get to that billion-dollar plus area if, indeed, assets are still going you know double digit times EBITDA. And stock prices are certainly nowhere near that.

So I guess the question is, do you think there are targets out there? Or are you beginning to see the beginning of more realistic expectations on the part of sellers for the types of businesses that you're looking at?

Bob LaPenta:

Well, I’ll comment and say that you know we unquestionably, and maybe with the possible, and I won’t say exception, but we are the number one pure play identity solution company in the world and I think that’s a fact. All of the primes want to work with us from Lockheed Martin where we have a great relationship, to Northup, to Boeing. And I think the only end-to-end type competitor we really have right now is SAGEM and you know there was a lot of press about us and SAGEM with the Digimarc opportunity. Them acquiring Printrak, by the way, I think creates a good opportunity for us and I don’t want to go into a lot of detail on that.

But we really are the gorillas, if you will, in this space. All of the other companies, and I don’t want to mention their names, you know their valuations have come down. Some are looking to us to acquire them. And they are looking for us to acquire them, I think, at very much more reasonable prices than they were in the past because they realize that unimodale, individual products, you know, are not going to cut it in this environment. You’ve got win big programs. You can’t live on live scans.

And so to answer your question, I think that the probability of us making a $100 million type acquisition, whether that’s one or two companies, between now and the end of ’09, is probably very high. But we’re going to be very selective. It’s going to be a must -have rather than a nice -to -have because we’re going to concentrate on paying down our debt, and getting into a position to be debt free and go to the next leg of growth beyond our $1 billion mark.

Jeff Kessler:

Right. One further question because I know you folks have prejudices against people who aren’t true analysts any more. I do want to ask about the Credentialing side of your business. REAL ID notwithstanding, the fact remains that I, at least, what I’m looking at from end users, is a fairly robust schedule of trying to get various types of IDs out there. And again, REAL ID notwithstanding, I’m just wondering if you can comment on some of the programs that you may not have talked about up til now that give you the confidence that you’re going to meet or exceed say $200, $250 million, even

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though a lot of it is in backlog already. There are some other programs out there that could get you up significantly higher than that.

Bob LaPenta:	Yes. And again ...

Jeff Kessler:	I don’t want to put you on the spot, but I mean...

Bob LaPenta:

No, no. I could tell you this. This bidding activity on REAL ID is robust. And Jim just reminded me that you know some of the implementations in the states are interesting and they really are aggressively pursuing. And I’ve got to tell you that with or without REAL ID, the states are going upgrade their systems. They’re going to improve the way they do things. And, I think, everybody recognizes that, with or without REAL ID, it’s a good thing to know who you’re giving a driver’s license too.

But one state, in particular, I think had a unique implementation and this could portend you know a wave of the future where they actually are going to open dedicated REAL ID sites, I think 20 of them, and we’re going to go in there and implement a program for them from the ground up. So basically they’re going to leave their existing sites the way they are, and they’re going to implement REAL ID sites because they called a consultant and they felt that rather than reengineer all of their processes the way they were, it would be better off to start a whole new system and then migrate to it as the requirement grows.

We’re also, you know, we haven’t talked at all about the fact that the opportunities for identity management probably overseas are even greater than they are here.

Jeff Kessler:	Well, that’s what I was referring to.

Bob LaPenta:

Yes. And you know we sent out a bid last night for $20 million for a program that has to be implemented starting January 1st. We think we’re in a good position for that, but it’s the same kind of thing. It’s an ID – not a national ID card. I don't want to tell you the application, but it’s an ID card that 35 million cards are going to be issued over a 12 to 15 month period and it fits Digimarc perfectly. We have a production site in country. And you know we’re seeing a lot of these opportunities around the world, but you know Jeff, as well as I do, when you think they’re going to come in in November, they come in next November.  So we took this unique opportunity, hopefully, to push all of that stuff out.

Jeff Kessler:	All right. To get this back to short here, the fact remains that there are international opportunities in credentialing and basically enrollment that are not in any of your numbers for next year?

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Bob LaPenta:	That’s correct. We have included, I would say, almost zero of any large international opportunity.

Jeff Kessler:

I mean I’m just wondering why you’re being – I realize why you’re being conservative because you’ve given all of those answers already. But you know I think you’re being very conservative in some of your numbers on the credentialing side.

Bob LaPenta:	Well you know I don’t know how to answer that. I think this is an opportunity. And maybe somebody comes out with a price target of $2.5, it will create even a greater opportunity.

Jeff Kessler:	Well, I can’t do that anymore. But I’ll get one of these other guys to do it.

Bob LaPenta:	All right.

Jeff Kessler:	Thank you.

Operator:	Our next question is from Jim Ricchiutti with Needham and Company.

Jim Ricchiutti:

Hi, thank you. Most of my questions have been answered. One question I did have is that as I look at the last several quarters, you guys have done a pretty good job holding the line on the growth and sales and marketing expense. This quarter, however, it looked like it grew in excess of revenue growth, and you may have touched on this, but I wonder if you can comment on that and what you see going forward in that area?

Bob LaPenta:

A big – and Jim talked about it - a big part of that growth was incorporating Digimarc and their G&A marketing. But on top of that, I’ve said this all along, we have a great company here and every bid that goes out I feel more strongly about that because it incorporates products from almost every one of our divisions.

So the success of this company who performs very well operationally. We have great R&D. We spend like $35 million a year in R&D. We’re developing great products. Nobody can compete with us in the amount of R&D we spend, both customer and company funded. So the success of this company really is going to depend on marketing, and our ability to win the programs that we competing on. So I am not bashful to say that I am spending a lot of money in marketing because I believe at this point it’s an investment and we’re developing capability in Europe, in the Middle East, in Asia Pacific. With Digimarc, we brought on great, I think some really quality marketing people. And our people in Latin America are second to none.

So A, I think, the biggest part of the increase was Digimarc being incorporated. But B, we are spending a lot of money in building our

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marketing capabilities in Washington, in the United States, and around the world. We recently hired a very high -power state and local (person). And actually a senior VP of international and domestic marketing for the Biometric group. We’re going to put together a very, very aggressive state and local campaign. And we’re putting together a very, very aggressive, call it “Middle Eastern mobile identity solution” campaign and we’re going to be kicking those off in the next month or so.

Jim Ricchiutti:	And how should we think about the way you guys go about capturing the timeline for capturing some of the synergies on Digi as we look out in ’09?

Bob LaPenta:

I expect to have 70 percent of the synergies we thought we would garner implemented, not necessarily realized. Seventy percent of that will be implemented by the end of the year. And the remaining 30 percent, I think, we will have implemented by the end of the first quarter.

Jim Ricchiutti:

OK. And if I can, one final question just with respect to HIIDE, it sounds like you see a lot of opportunities in the Middle East beyond the countries you’ve talked about. And is there any sense you can give, and a lot of these orders can get pushed out, but is there any sense you can give us in terms of the activity level looking out the next couple of quarters?

Bob LaPenta:

Again you know I think this product is going to be – it’s a terrific product for us with a tremendous amount of capability. And I feel good that I could say that I’m not going to put any additional sales in there in my next year’s forecast. So we don’t have to worry, you know, is the order going to come in the second week of the month, the fourth, the 13th week of the quarter, or the first week of the following quarter. I’m just going to take all of that out and I’m going to get less gray hair next year.

Jim Ricchiutti:	OK. Thanks a lot.

Operator:	Our next question is from Nick Andrewes with Lazard.

Nick Andrewes:	Hi, guys. Could you guys talk a little bit about the big programs out there like the DoD BOSS and where you guys stand and how you guys are bidding on the project?

Bob LaPenta:

We’re on three teams for BOSS U and R. We think they’re strong teams. And we expect to hear on BOSS U before the end of the year. I think BOSS R has been pushed out. We’ve been down selected on NGI, which is currently undergoing/ going through an evaluation by Lockheed Martin with whom I mentioned we have an ever improving relationship with and I’m seeing great opportunities on TWIC and any add ons on that program where we’re basically going to be taking over all of the enrollment on that program.

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And again, I’m happy to say I have zero revenue from BOSS , zero revenue from NGI. Relative to NGI, we expect to have our next-generation AFIS completed and start benchmarking and demonstrating that toward the end of the first quarter of next year. And this is an improvement in processing by I think – what? – 20 to one was the number...

Jim DePalma:	A large factor.

Bob LaPenta:	... yes, a very, very large factor. And we think this is going to be scalable and we’re really going to attack the state and local market.

Nick Andrewes:	Great. And what’s your expectations for a PASS Card in ’09?

Bob LaPenta:

You know they’ve – that program right now has a backlog of about $220 million. We think they’re going to increase it again for kind of a next-generation card and they’re looking at new applications for that card. So, I think revenue on that card next year could be $25-ish.

Nick Andrewes:	OK, great. And you had – you said you had about $50 million in Biometrics in backlog to ’09?

Bob LaPenta:	Yes, that’s correct. Yes.

Nick Andrewes:	How much of that is going to be shipped – how much of that is HIIDE for ’09?

Bob LaPenta:	HIIDE for ’09?

Nick Andrewes:	Yes.

Bob LaPenta:	I – do you have that number?

Bob LaPenta:	Just say $10 million maybe? Something like that.

Bob LaPenta:	Yes, $10 million.

Nick Andrewes:	And then another $40 million from the additional Identix business?

Bob LaPenta:	Yes.

Nick Andrewes:	OK, good because ...

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Bob LaPenta:	Well, probably – yes, $10, maybe another $6 or $7 between R&D and PIERs and those kinds of devices for the old Securimetrics and probably $25 or $30 for the old Identix.

Nick Andrewes:	OK, great.

Bob LaPenta:	And, again, we expect to book this quarter the Day Worker, which could be a large opportunity for us.

Nick Andrewes:	And what are you guys hearing out of the DoD with regards to what they’re looking to do for you know for expanding their use of the HIIDE ?

Bob LaPenta:

DoD is spending – they’re really trying to get their act together on what it is they want to do in biometrics, how do they implement it. I think the encouraging thing there is that the – they now are saying that biometric is going to be a key component of their tactical and strategic development efforts going forward. So, they realize that and what they’re trying to do is get their act together. You know the Army’s been given the lead, the Fusion Center is spending money, and I think the HSPD-24, I believe it is, is the one that talks about interoperability of all of these biometric databases. And so is a lot of I think research and development type things that the DoD are looking at, and we think it’s going to be a good market for us going forward.

Nick Andrewes:	Great. Thanks, guys.

Operator:	Our next question is from Tim Quillan with Stevens Inc.

Tim Quillan:	Good morning.

Bob LaPenta:	Morning, Tim.

Tim Quillan:

I just wanted to understand the cash flows of the combined companies with Digimarc now. If you could tell me your estimates for depreciation and amortization, stock comp, and CAP EX for both ’08 and ’09? Thank you.

Bob LaPenta:	I think it’s in the press release.

Bobby Basil:	It’s in the press release.

Jim DePalma:	It’s in the press release.

Bob LaPenta:	It’s in the – there’s a reconciliation in the press release.

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Bob LaPenta:	Yes, I mean I don’t know whether you’ve taken a look at the schedule that’s attached to our press release, Tim, but in ’09, we expect interest expense of about nine cents ...

Bob LaPenta:	Hold on.

Bobby Basil:	Thirty-four million of interest expense, but four million of that – a little less than four million of that is ...

Bob LaPenta:	Yes.

Bob LaPenta:	I think cash interest expense about $29 to 30 million.

Bobby Basil:	Right.

Tim Quillan:	OK, I’m fine.

Bob LaPenta:	Depreciation and amortization is about 58 million.

Bobby Basil:	Right.

Bob LaPenta:	You know again, we have non-cash charges and amortization in next year’s financial of how much, Bobby?

Bobby Basil:	Seventy-five million dollars.

Bob LaPenta:	Seventy-five million dollars. So, you know it’s crazy, and I think it is a zero reflection on what the real financial performance of the company is.

Tim Quillan:

Yes, I found that in the press release. I appreciate you putting that in there. And then in terms of, and this may be in the back of the release, as well, but the accounting tax rate, and I know you’re not cash tax payer, but the accounting tax rate and how your adjusted EBITDA guidance for ’09 translates into GAAP EPS. Thank you.

Jim DePalma:

On the tax rate, it was a little high this quarter. There were some one-time adjustments, but as I had indicated, we are not going to be a taxpayer until at least 2012 and you should just use the normal statutory rate of 39 to 40 percent provision. What was – what was the other question?

Tim Quillan:	How your adjusted EBITDA and guidance for ’09 translates into GAAP EPS.

Jim DePalma:

I think – I think, again, if you go to the back, we’ve talked about the fact that there are $75 million of amortization of intangibles and and stock-based comp, and then, there’s interest cost in there of about $29 million dollars. So, I think there’s a reconciliation in the back.

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Tim Quillan:	I can get to it. Thank you.

Jim DePalma:	OK, you’re welcome.

Operator:	Our next question is from Casey Alexander with Gilford Securities.

Casey Alexander:	Hi. Good morning.

Bob LaPenta:	Morning.

Casey Alexander:

You had said during the Q&A that you’ve seen a lot of single-product company competitors out there that are you know – become sort of anti-competitive because they don’t have end-to-end solutions and that the likelihood of doing a $100 million acquisition is pretty high. But why wouldn’t you pursue a strategy of using R&D to develop some of these product’s capabilities internally, and then you wouldn’t be taking the risk of integrating these companies and you’d reduce further intangible charges? I mean if you do one of those acquisitions, you’re just going to be piling more of those intangible charges on top of your income statement.

Bob LaPenta:

Would you do me a favor and send me a resume when you – when we’re finished with the call? But all kidding aside, A, I think one point is important to make. We now have a company that I think has very few holes. So, we’re not looking to – we have no pressure to go out and acquire anything. And I think I mentioned that there are properties out there that would like us to acquire them. I didn’t say we wanted to acquire them. I mentioned that in saying I think we have a significant competitive advantage over a lot of companies that were out there that had a different product and market strategy. I also said that we’re not going to acquire anything unless it’s a must-have rather than a nice-to-have.

Now, relative to accounting and intangibles, again, I think every sophisticated investor should, although I don’t think they do, understand that intangibles are a product of accounting that I think inhibits the growth of companies in the U.S. today, and that’s why a lot of companies are going overseas. But they’re meaningless. It’s non-cash. It doesn’t mean anything. And the fact that you have to record intangibles when you acquire a company to me is meaningless. So, we will acquire companies that we deem to be must-haves. We will be concentrating on paying down our debt and building a great company.

And again, from day one almost, we’ve done everything we said we were going to do and we stand here today with a company that’s running you know just even on a fourth quarter run rate north of $600 million, where three years ago, it was a $50 million company. So, I’m very proud of the team and what

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we’ve built here. And the fact that we could be a billion dollar company in 2010 I think should gain accolades by everybody that’s involved.

Casey Alexander:

I can appreciate that. I mean I’m a fan of what you guys have done and your success in building this company. Let me ask you another question that I think is probably on the minds of a lot of the publishing analysts out there after what you’ve said today. Offering a forecast or a forward view that discounts virtually everything in the world, I mean isn’t that just as disingenuous as ones that are too aggressive? I mean shouldn’t a forward-looking forecast be what the odds are likely to be, not what the odds are likely to be minus discounting the entire world?

Bob LaPenta:

Well, let me say this. We’ve put together what we consider to be a realistic conservative forecast. And we think this is an opportune time to do that. And our division management is compensated not on performing in a lay up fashion, but performing in a stretch fashion. So ...

Casey Alexander:	So, it doesn’t matter.

Bob LaPenta:	... we may set our goals high, we may we may not. We haven’t really finished our budgeting process for next year.

Casey Alexander:

Right. OK. Well, look, I can appreciate the frustration I think we’re all frustrated with the price of the stock, we all want to see the price of the stock higher. It’s just – it’s just sometimes I understand that in times like these making such a conservative forecast is – that can also be ultimately detrimental to the stock because it doesn’t give people the right forward view.

Bob LaPenta:

Well, let me say this. We think we’re being realistic, we think we’re being conservative. I said that publicly. This is going to be posted on our Web site so interested investors could go read that. Our attorneys are comfortable with the way we’ve handled this situation. We think we’re being realistic. And you know relative to the stock price, again, we can’t control Wall Street. I think we all know how much we should value the opinions of what prices should be by people on Wall Street based on what’s happened over the past six months.

But I could tell you this, and again, I say this publicly to our investors. When 2010 comes around and we’re a billion dollar company with $150 to $160 million of EBITDA and $100 million – $110 million-plus of cash flow, if Wall Street doesn’t appreciate what we’ve done, we will still look to enhance shareholder value. And I assume you are a shareholder based on your questions, I’m a large shareholder, and if you think I’m happy right now, you’re mistaken.

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Casey Alexander:	No, I can appreciate that and you did say that last quarter, so I appreciate your repeating that again this quarter.

Bob LaPenta:	Believe me, there are people that’ll pay more than seven or eight times cash flow for this company in 2010. And that I believe, is a low-risk statement.

Casey Alexander:	I’ll go along with that. Well, thank you for answering my questions.

Operator:	Thank you. Ladies and gentlemen, we have time to take two more questions. Our next question is from Harry Kachadorian, a private investor.

Male:	Yes?

Operator:	Mr. Kachadorian, your line is open.

Jim DePalma:	We probably answered all his questions.
Operator:	There is no response from his line. Your next question is from Jeremy Grant with the Sanford Group.

Jeremy Grant:

Hey, thanks. Appreciate the follow-up opportunity. Couple questions – one, and a couple other folks talked about this before, and Bob, I think you said early on that the synergies you hoped to achieve with Digimarc haven’t really been fully realized yet. You know one question was there was – so, there was about I think $881,000 in one-time severance cost tied to this acquisition on the Q3 income statement. Is it safe to assume that there’s going to be more coming with that?

Jim DePalma:

No. This is Jim DePalma. Those costs really related to the Viisage employees that were terminated. And you know we’re looking at it closely. There are a lot of opportunities. Some of the synergies you know may be from Digimarc, so I think there might be some, but not anything significant.

Jeremy Grant:

OK. And then also wondered if you can – I think, Jim, you were giving a pretty good perspective sort of on how the different divisions are on pace for the year in terms of growth. Wondered if you could turn back on the quarter and just sort of talk about major groups - Biometrics, Credentialing, Services, IBT, and what their specific revenue performance was.

Bob LaPenta:

You know we’re not going to give a quarterly revenue performance by division. But I think if you take the numbers that we spoke about relative to what these divisions are expected to do this year, you can come relatively close to what they may have done for the quarter.

Jeremy Grant:	Sure, and I can do the math. Just asking if you’d make it easier for me.

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

10-29-08/10:00 a.m. CT

Confirmation # 66446216

Bob LaPenta:	OK.

Jeremy Grant:	That’s all I had. Thanks.

Operator:	There are no further questions at this time. I would like to turn the floor back over to Mr. Bob LaPenta for any closing remarks.

Bob LaPenta:

Well, thank you very much for attending. A lot of the questions were well thought out. We appreciate your participation, and again, we appreciate the support of our shareholders. We’re all frustrated by what’s going on in the financial community, but you know we have to concentrate not on the stock price, but building a great company. And I’ve had this experience many times before, once going back to a company called Loral where no matter what we did, the stock price stayed where it was for three years, and then it increased tenfold. So, you know I believe we keep building a great company, hitting line drives, and eventually they’re going to start falling in. So, with that, again, I appreciate your support and look forward to talking to you again after the close of the year. Thank you.

Operator:

Thank you. This does conclude today’s teleconference. Today’s call is being recorded and will be available for replay beginning at 2:00 p.m. Eastern Standard Time. The dial-in number for the replay is 800-642-1687 for U.S. callers and 706-645-9291 for those outside the U.S. Please use the pass code 66446216. Please disconnect your lines at this time and have a wonderful day.

END

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